Rule 424(b)(2)
	Registration Nos. 333-38227
	NASD File No. 961029005
	Cusip #: 52517PMR9


PRICING SUPPLEMENT NO. 294
Trade Date: February 3, 1998 to Prospectus
Supplement dated December 17, 1997
and Prospectus dated December 3, 1997


	   LEHMAN BROTHERS HOLDINGS INC.
	Medium-Term Notes, Series E
	(Floating Rate)
       Due from Nine Months to 30 years from Date of Issue


Price to Public: 100%     Initial Interest Rate:  1 Month Libor
Agent's Commission: .15%                          Telerate pg 3750
	                  posted on 2/3/98
Interest Rate Basis:
(  ) Treasury Rate	 Original Issue Date: 2/5/98
( X) LIBOR - 1 month	 Initial Maturity Date: 3/5/99 *
	 Final Maturity Date: 2/5/01 *
(  ) Commercial Paper Rate	 Maximum Interest Rate:______%
(  ) Federal Funds Effective Rate	 Minimum Interest Rate:______%
(  ) Prime Rate 	 Spread Multiplier:__________%
(  ) Other 	 Spread (+ -) +.15% **(See below)

Index Maturity: Monthly

Interest Payment Period:	 Monthly

Interest Reset Period:	Monthly

Interest Reset Dates:	5th of each month

Interest Determination Dates: Two (2) London business days prior
						to interest payment dates

Interest Payment Dates: Monthly on the 5th, commencing on March 5th, 1998, subject to modified following business day convention.

The aggregate principal amount of this offering is $100,000,000 and relates only to Pricing Supplement No. 294. Medium-Term Notes, Series E may be issued by the company in aggregate principal amount of up to $12,478,325,000 and, to date, including this offering, an aggregate of $11,917,913,688 Medium-Term Notes, Series E has been issued and $7,853,678,688 are outstanding.


* The Floating Rate Renewable Notes described in this Pricing Supplement (the "Renewable Notes") will mature on the Initial Maturity Date, unless the maturity of all or any portion of the principal amount thereof is extended in accordance with the procedures described below. On any Election Date (as defined herein), the holder of a Renewable Note may elect to extend the maturity of the Renewable Notes to the date (the "Stated Maturity Date") occurring 366 calendar days from and including the next Interest Reset Date; if such Note is extended and such 366th calendar day is not a Business Day, the maturity of any Renewable Note so extended shall be the next succeeding Business Day. The holder may extend the maturity of the Renewable Notes or any portion thereof having a principal amount of $1,000 or any multiple of $1,000 in excess thereof by delivering a notice to such effect, via the Depository Trust Company, to the trustee for the Renewable Notes on any Business Day during the period beginning on the fourth Business Day preceding an Election Date to and including such Election Date. Such option may be exercised with respect to less than the principal amount of the Renewable Notes; provided that the principal amount for which such option is exercised is at least $1,000 or any larger amount that is an integral multiple of $1,000. Notwithstanding the foregoing, the maturity of the Renewable Notes may not be extended beyond February 5, 2001. If the holder does not affirmatively elect to extend the maturity of any portion of the principal amount of the Renewable Notes on any Business Day during the period beginning on the fourth Business Day preceding an Election Date to and including any Election Date according to the procedures described herein, such portion shall become due and payable 12 calendar months from and including the Interest Reset Date in the month following the month in which the holder fails to make such election; provided, however, that if such maturity date is not a Business Day, such portion will become due and payable on the next Succeeding Business Day. An Election Date shall be the twentieth day of each month from February 1998 to January 2000 inclusive. If the twentieth day of the month is not a Business Day then the Election Date shall be the next Succeeding Business Day.

	The Renewable Notes will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at a rate determined by reference to LIBOR plus the Spread. Until the Initial Interest Reset Date, the Renewable Notes will bear interest at the Initial Interest Rate.

	** If the holder of a Renewable Note elects to extend the maturity of such renewable Note or any specified portion thereof, the Spread applicable to such Renewable Note or specified portion thereof shall be .15% per annum beginning on the Interest Reset Date next succeeding the applicable Election Date. If the holder of a Renewable Note elects not to extend the maturity of such Renewable Note, or any specified portion thereof, the Spread applicable to such Renewable note or specified portion thereof shall be 0.05% per annum beginning on the second Interest Reset Date next succeeding the applicable Election Date until the Stated Maturity Date of such Renewable Note or specified portion thereof.